Exhibit 99.1

American Safety Shareholders Overwhelmingly Approve Merger with Fairfax

Hamilton, BERMUDA (August 26, 2013) – American Safety Insurance Holdings, Ltd. (NYSE: ASI) today announced that its shareholders approved the Agreement and Plan of Merger, dated June 2, 2013, as amended by Amendment No. 1 thereto dated August 7, 2013, among the Company, Fairfax Financial Holdings Limited (TSX: FFH and FFH.U) and Fairfax Bermuda Holdings, Ltd. and the merger of the Company with Fairfax Bermuda Holdings, Ltd. Pursuant to the terms of the merger, the Company’s shareholders will receive $30.25 for each share of the Company’s common stock. Approximately 84.48% of the outstanding shares voted at the Special General Meeting this morning, of which approximately 99.39% voted in favor of the merger. The transaction remains subject to receipt of certain regulatory approvals and is expected to close early in the fourth quarter of 2013.

About Us:

For over 25 years, American Safety Insurance Holdings, Ltd. (NYSE:ASI), a Bermuda holding company, has offered innovative solutions outside the U.S. in the reinsurance and alternative risk markets through its subsidiaries, American Safety Reinsurance, Ltd. and American Safety Assurance, Ltd., and in the U.S. for specialty risks and alternative risk markets through its program administrator, American Safety Insurance Services, Inc., and insurance company subsidiaries and affiliates, American Safety Casualty Insurance Company, American Safety Indemnity Company, and American Safety Risk Retention Group, Inc. As a group, ASI’s insurance subsidiaries and affiliates are rated “A” (Excellent) IX by A.M. Best. For additional information, please visit www.asih.bm.

Contacts:

American Safety Insurance Holdings, Ltd.	American Safety Administrative Services, Inc.
Investor Relations	Media Relations
Stephen R. Crim	Mark W. Haushill
scrim@amsafety.bm	mark.haushill@amsafety.com
(441) 296-8560	(770) 916-1908